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Center Bancorp, Inc. Announces Appointment of Frederick S. Fish to the Board of Directors of Center Bancorp Inc and Union Center National Bank.

UNION, N.J., April 4, 2012 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq: CNBC), parent company to Union Center National Bank ("UCNB"), announced that at its Board meeting on March 30, 2012, the Corporation named Frederick S. Fish to the Board of Directors of the Company and the Bank effective immediately.

Mr. Fish is a managing member of The Real Estate Equity Company, LLC, Englewood New Jersey, Director & Founding Member of American Spraytech and General Partner of F.S. Fish Investment Company. Mr. Fish has more than 30 years of experience and extensive knowledge in the real estate industry and his significant involvement with various charitable endeavors.  Mr. Fish holds a B.S. from Syracuse University and is a member of Beta Alpha Psi, Accounting Honorary.

Mr. Fish will stand for election at the Company's 2012 annual meeting of shareholders.

"Mr. Fish brings a strategic connection to the Bank in the Bergen County market and exhibits the qualities that will bring added depth and a mix of expertise to the Company during a period of accelerated change in our industry," said Alexander A. Bol, Chairman of the Board.

Also announced on March 30, 2012, Alan H. Straus, a director of Center Bancorp, Inc. and its Union Center National Bank subsidiary, informed Center’s Board of Directors that he would not stand for re-election at Center’s 2012 annual meeting.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC. UCNB's Private Wealth Management and advisory umbrella of services provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory and philanthropic advisory.

Center also recently announced a strategic partnership with Compass Financial Management, LLC and ING to offer pension/401(k) planning services. Compass is an SEC Registered Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 12 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations. While the Bank's primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation has expanded to northern and central New Jersey with its recent announcement of the acquisition of Saddle River Valley Bank, Saddle River New Jersey. Saddle River Valley Bank has two branch locations in Saddle River and Oakland, NJ. As of December 31, 2011, Saddle River Valley Bank had approximately $120.2 million in assets, $55.8 million in loans, $105.9 million of deposits and $13.1 million of stockholders' equity.

At December 31, 2011, the Corporation had total assets of $1.4 billion, total deposits of $1.1 billion and stockholders' equity of $135.9 million.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at http://www.ucnb.com.